Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251433

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2021)

306,053,642 Shares of Class A Common Stock

6,650,000 Warrants

This Prospectus Supplement supplements the prospectus dated May 18, 2021 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Post-Effective Amendment No. 3 to the Form S-1 (Registration Statement No. 333- 251433) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2021 and declared effective by the Commission on May 18, 2021.

The Prospectus and this Prospectus Supplement relate to the disposition from time to time of 1) up to 306,053,642 shares of our Class A Common Stock, which include Class A Common Stock issuable upon conversion of our Class B Common Stock, the exercise of certain private placement and public warrants (together, the “Warrants”), the exercise of certain stock options, and the vesting of certain restricted stock units, and 2) up to 6,650,000 private placement warrants, which are held or may be held by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of our securities offered by the selling securityholders under the Prospectus. We will receive up to an aggregate of approximately $207,650,336.50 from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash at a current exercise price of $11.50 per share, less the amount that will not be received due to cashless exercises.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On June 28, 2021, we filed a Current Report on Form 8-K with the Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 6 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any Prospectus Supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2021

QuantumScape Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39345	85-0796578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California		95110
(Address of principal executive offices)		(Zip code)

(408) 452-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	QS.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Effective as of June 22, 2021, QuantumScape Battery, Inc. (the “Company”), a wholly-owned subsidiary of QuantumScape Corporation (“Parent”), entered into a Second Amendment to Lease (the “Second Amendment”) amending that certain Lease Agreement dated as of May 31, 2013 between the Company and SI 55, LLC, a California limited liability company, as amended by that certain Amendment of Lease dated May 19, 2014 (as amended, the “Lease”) with respect to the Company’s and Parent’s corporate headquarters consisting of approximately 87,125 rentable square feet of space located at 1730 Technology Drive, San Jose, CA 95110 (the “Property”).

Pursuant to the Second Amendment, the Company extended the term of the Lease for an additional period commencing on February 1, 2023 and ending on September 30, 2032 (the “Extended Term”). Base monthly rent shall be abated for the first seven (7) months of the Extended Term, and, commencing on September 1, 2023 (the “Rent Commencement Date”), the Company will pay base monthly rent in the amount of $204,743.75, which base monthly rent will increase annually by three percent (3%) during the Extended Term on each anniversary of the Rent Commencement Date. Pursuant to the Second Amendment, the Company will retain its existing option to extend the term of the Lease for an additional sixty (60) month period following the expiration of the Extended Term at ninety-five percent (95%) of the then fair market rent for the Property and otherwise pursuant to the terms and conditions of the Lease.

Pursuant to the terms and conditions of the Second Amendment, Parent agreed to guaranty the obligations of the Company under the Lease, as amended by the Second Amendment, pursuant to that certain Guaranty of Lease effective as of as of June 22, 2021 (the “Guaranty”).

The foregoing description of the terms of the Second Amendment and Guaranty does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment and Guaranty, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and which are incorporated herein in their entirety by reference.

The representations, warranties and covenants contained in the Second Amendment and Guaranty were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the agreements, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Second Amendment and Guaranty are incorporated herein by reference only to provide investors with information regarding the terms of the Second Amendment and Guaranty, and not to provide investors with any other factual information regarding the Company or Parent, and should be read in conjunction with the disclosures in the Parent’s periodic reports and other filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Lease between QuantumScape Battery, Inc. and SI 55, LLC dated as of June 22, 2021.

10.2	Guaranty of Lease between QuantumScape Battery, Inc. and SI 55, LLC dated as of June 22, 2021.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 28, 2021

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy

Name: Michael McCarthy
Title: Chief Legal Officer and Head of Corporate Development

Exhibit 10.1

SECOND AMENDMENT TO LEASE

(1730 Technology Drive, San Jose, CA)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) dated as of June 22, 2021 (“Effective Date”), is between SI 55, LLC, a California limited liability company (“Landlord”) and QUANTUMSCAPE BATTERY, INC., a Delaware corporation (“Tenant”), formerly known as QuantumScape Corporation, a Delaware corporation.

RECITALS

A. Landlord and Tenant entered into that certain Lease dated as of May 31, 2013 (the “Original Lease”), as amended by that Amendment of Lease dated as of May 19, 2014 (the “First Amendment” and together with the Original Lease, the “Lease”) for the premises comprised of approximately 87,125 rentable square feet commonly known as 1730 Technology Drive, San Jose, California as more particularly described as the “Premises” in the Lease.

B. On November 25, 2020, QuantumScape Corporation, a Delaware corporation (the original named Tenant under the Lease) filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State in which it changed its name to QuantumScape Subsidiary, Inc.

C. On January 19, 2021, QuantumScape Subsidiary, Inc. filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State in which it changed its name to QuantumScape Battery, Inc., which is now the current named Tenant under this Lease.

D. In connection with the corporate transactions that took place along with the name changes outlined above in Recitals B and C, one hundred percent (100%) of the ownership in Tenant was transferred (the “Tenant Ownership Change”) to a public company with the name of QuantumScape Corporation, a Delaware corporation (the “Parent Corporation”).

E. In connection with this Amendment, Tenant shall cause Parent Corporation to provide a signed guaranty of the Lease in the form attached hereto as Exhibit A (the “Guaranty”).

F. In addition, Landlord and Tenant wish to extend the term of the Lease pursuant to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which Landlord and Tenant agree as follows:

1. Definitions. All capitalized terms not defined in this Amendment shall have the meanings given to them in the Lease. In the event of a conflict between defined terms in the Lease and in this Amendment, the definitions in this Amendment shall control.

2. Term. The Lease Term is hereby extended for the period (the “Extended Term”) which commences on February 1, 2023 (the “Extended Term Commencement Date”) and expires on September 30, 2032.

3. Option to Extend the Lease Term. Tenant shall retain Tenant’s Option to extend the Lease Term in accordance with Section 19.A of the Lease and if Tenant exercises such Option, the Option Term will commence immediately following the expiration of the Extended Term.

4. Base Monthly Rent. Commencing on September 1, 2023 (the “Extended Term Rent Commencement Date” and continuing through the Extended Term, the Base Monthly Rent under the Lease for the Extended Term shall be as follows:

Time Period	Base Monthly Rent
September 1, 2023 to August 31, 2024	$204,743.75
September 1, 2024 to August 31, 2025	$210,886.06
September 1, 2025 to August 31, 2026	$217,212.64
September 1, 2026 to August 31, 2027	$223,729.02
September 1, 2027 to August 31, 2028	$230,440.89
September 1, 2028 to August 31, 2029	$237,354.12
September 1, 2029 to August 31, 2030	$244,474.75
September 1, 2030 to August 31, 2031	$251,808.99
September 1, 2031 to August 31, 2032	$259,363.26
September 1, 2032 to September 30, 2032	$267,144.16

For the period between the Extended Term Commencement Date and the Extended Term Rent Commencement Date (the “Abatement Period”), the Base Monthly Rent in the amount of $204,743.75 per month will be abated. During the Abatement Period, Tenant shall be required to pay Landlord all other amounts due under the Lease, including, but not limited to Reimbursable Operating Costs, taxes and the property management fee in accordance with Section 6 hereof.

5. Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings, or obligations on the part of Landlord to perform any alterations, repairs, allowances, or improvements, except for Landlord’s on-going maintenance, repair and replacement obligations under the Lease (including, but not limited to, in Section 9.A of the Original Lease).

6. Property Management Fee. Tenant shall continue to pay Landlord a management fee during the Extended Term in accordance with Section 20.N of the Original Lease and Tenant shall be required to continue to pay the management fee during the Abatement Period based on a Base Monthly Rent of $204,743.75 per month.

7. Consent to Tenant Ownership Change and Parent Corporation Guaranty. Landlord hereby consents to the Tenant Ownership Change. Tenant shall have the Guaranty executed by the Parent Corporation and delivered to Landlord concurrently with the execution and delivery of this Amendment.

8. Representations and Warranties by Tenant. As a material inducement to Landlord entering into this Amendment, Tenant represents and warrants to Landlord that, as of the date of this Amendment:

(a) No Default. The Lease is in full force and effect. To its actual knowledge, there are no defaults by Landlord or Tenant under the Lease and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Landlord or Tenant under the Lease.

(b) Authority. Tenant has the full right, power, and authority to enter into this Amendment, and the person executing this Amendment on its behalf is authorized to do so.

(c) No Assignment. Tenant is the sole lawful tenant under the Lease and, except as set forth in the Recitals of this Amendment, (i) Tenant has not sublet, assigned, or otherwise transferred any of its right, title, or interest under the Lease, and (ii) no other person, partnership, corporation, or other entity has any right, title, or interest in the Lease or the Premises, or the right to occupy or use all or any part of the Premises.

9. Representations and Warranties by Landlord. As a material inducement to Tenant entering into this Amendment, Landlord represents and warrants to Tenant that, as of the date of this Amendment:

(a) No Default. The Lease is in full force and effect. To its actual knowledge, there are no defaults by Landlord or Tenant under the Lease and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Landlord or Tenant under the Lease.

(b) Authority. Landlord has the full right, power, and authority to enter into this Amendment, and the person executing this Amendment on its behalf is authorized to do so.

10. Brokerage Commissions. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder, or similar person in connection with this Amendment other than Colliers International (“Broker”), and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder, or similar person in connection with this Amendment other than Broker. Landlord and Tenant shall each defend, indemnify, and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs, and expenses (including without limitation reasonable attorneys’ fees) arising from a breach of the foregoing representations and warranties. The commissions to Broker with respect to this Amendment, if any, shall be paid by Landlord pursuant to separate written agreement between Landlord and Broker. Nothing in this Amendment shall impose any obligation on Landlord to pay a commission or fee to any party absent a separate express written agreement to pay such commission.

11. Accessibility. In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent known by or previously disclosed to Tenant, as of the date of this Amendment, Landlord has no actual knowledge of the Premises having been inspected by a Certified Access Specialist (CASp). The following notice is also hereby inserted pursuant to California Civil Code Section 1938(e): “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” The notice set forth in the prior sentence is not intended to modify Landlord’s or Tenant’s respective obligations expressly set forth in the Lease. As used in the Lease, a “Certified access specialist” or “CASp” means any person who has been certified by the State of California as such pursuant to applicable California law (including without limitation Section 4459.5 of the California Government Code). Notwithstanding anything to the contrary in this paragraph and/or anything to the contrary contained in the Lease, Landlord and Tenant hereby agree and acknowledge that, if Tenant desires to obtain a CASp inspection, it shall be limited to an inspection of the Premises, and in addition:

(a) Tenant shall provide Landlord with written notice of its desire to conduct such CASp inspection (“Tenant’s CASp Inspection”), identifying the CASp that will conduct the inspection and providing evidence reasonably satisfactory to Landlord that the CASp is licensed and certified as a Certified Access Specialist in accordance with applicable laws. Landlord shall have the right to have one (1) or more Landlord representatives present during such inspection. Subject to the foregoing, Tenant shall coordinate Tenant’s CASp Inspection with Landlord before the inspection is conducted.

(b) Tenant shall (i) provide Landlord with a copy of any and all findings, reports and/or other materials provided by the CASp performing Tenant’s CASp Inspection (collectively, “Tenant’s CASp Report”) not later than thirty (30) days following Tenant’s receipt thereof, and (ii) pay for Tenant’s CASp Inspection and Tenant’s CASp Report prior to delinquency at Tenant’s sole cost and expense. If Tenant receives a disability access inspection certificate, as described in subdivision (e) of California Civil Code Section 55.53, in connection with or following Tenant’s CASp Inspection, then Tenant shall cause such certificate to be provided to Landlord not later than thirty (30) days after received by Tenant.

(c) If Tenant’s CASp Report identifies any violation(s) of applicable construction-related accessibility standards (“CASp Violation(s)”), then not later than thirty (30) days after Tenant’s receipt of Tenant’s CASp Report, Tenant shall provide written notice to Landlord of any and all such CASp Violation(s). In such event, Tenant shall, at Tenant’s sole cost and expense, perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s) (such repairs, modifications and/or other work being collectively referred to herein as “Tenant’s CASp Work”, and Tenant’s CASp Work shall constitute Alterations under the Lease). Tenant shall work diligently to prepare all plans and specifications required for Tenant’s CASp Work, to obtain Landlord’s approval of Tenant’s CASp Work and to obtain all permits required for Tenant’s CASp Work, and to thereafter commence (or cause the commencement of) Tenant’s CASp Work in accordance with the terms and conditions set forth in the Lease relating to Tenant’s Alterations. Tenant shall diligently prosecute (or cause to be diligently prosecuted) to completion all of Tenant’s CASp Work in a lien free, good and workmanlike manner. Any and all costs and expenses associated with Tenant’s CASp Work shall be at Tenant’s sole cost and expense.

12. Notice Addresses. The parties acknowledge and agree that notices to Landlord shall be sent in accordance with Section 20.M of the Original Lease to the below address:

Landlord:

c/o The Sobrato Organization, LLC

599 Castro Street, Fourth Floor

Mountain View, CA 94041

Attention: Lisa Kellogg Darrow and Chase Lyman

Email: lkellogg@sobrato.com and clyman@sobrato.com

13. Miscellaneous. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors. This Amendment shall be governed by and construed in accordance with the laws of the State of California. In the event of conflict or inconsistency between the provisions of this Amendment and any provisions of the Lease, the provisions of this Amendment shall govern. Except as set forth in this Amendment, all of the terms and conditions of the Lease shall continue in full force and effect throughout the term of the Lease.

14. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures and initials to this Amendment created by the signer by electronic means and/or transmitted by telecopy or other electronic transmission shall be valid and effective to bind such signing party.

[Signatures page follows]

IN WITNESS WHEREOF, Tenant and Landlord have executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

SI 55 LLC,	QUANTUMSCAPE BATTERY, INC.,
a California limited liability company	a Delaware corporation

By: Sobrato Interests 3,	By: /s/ Kevin Hettrich
a California limited partnership	Name: Kevin Hettrich
Its: Sole Member	Title: CFO

By: Sobrato Development Companies, LLC,
a California limited liability company
Its: General Partner

By: /s/ Matthew W. Sonsini
Matthew W. Sonsini
Its: Manager

EXHIBIT A

FORM OF GUARANTY

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this “Guaranty”) is made as of June 22, 2021, by QUANTUMSCAPE CORPORATION, a Delaware corporation (“Guarantor”), having an address at ___________________________________________________, to SI 55 LLC,a California limited liability company (“Landlord”).

WHEREAS, Landlord has agreed to enter into that certain Second Amendment to Lease dated as of June 22, 2021 (the “Second Amendment”) with QuantumScape Battery, Inc., a Delaware corporation (“Tenant”) in order to consent the Tenant Ownership Change (as defined in the Second Amendment) and to extend the term of that certain Lease dated as of May 31, 2013 (the “Original Lease”), as amended by that Amendment of Lease dated as of May 19, 2014 (the “First Amendment” and together with the Original Lease and the Second Amendment, the “Lease”) for the premises comprised of approximately 87,125 rentable square feet commonly known as 1730 Technology Drive, San Jose, California as more particularly described as the “Premises” in the Lease; and

WHEREAS, Guarantor is the sole shareholder of Tenant and materially benefited by the Lease, as amended by the Second Amendment, and the undertaking by Guarantor to execute and deliver this Guaranty is a material inducement to Landlord to enter into the Second Amendment and consent to the Tenant Ownership Change.

NOW, THEREFORE, Guarantor agrees with Landlord as follows:

Guarantor guarantees that all sums stated in the Lease to be payable by Tenant shall be promptly paid in full when due in accordance with the Lease and that Tenant shall perform and observe all of its obligations under the Lease. If any such sum or obligation is not timely paid, performed or observed for any reason whatsoever, then Guarantor shall, promptly after notice thereof and prior to the expiration of any applicable grace period granted to Tenant under the Lease, pay or perform the same in full regardless of (a) any defense or right of offset or counterclaim which Tenant or Guarantor may have or assert against Landlord, (b) whether Landlord shall have taken any steps to enforce any rights against Tenant or any other person, or (c) termination of the Lease as a result of Tenant’s default or a Bankruptcy (as defined below). Guarantor shall also pay all expenses of collecting any such sum or of otherwise enforcing this Guaranty, including reasonable attorneys’ fees. This Guaranty is a guaranty of full performance and payment and not merely collection.

This Guaranty is a continuing guaranty (and not a periodic guaranty or a guaranty from month to month) and the obligations of Guarantor hereunder are absolute, irrevocable and unconditional. Without limiting the generality of the foregoing, Guarantor’s obligations and covenants under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, whether or not Guarantor has been notified thereof or consented thereto: (a) any invalidity, illegality or unenforceability of the Lease, or any termination of the Lease for any reason due to a Tenant default or a Bankruptcy; (b) any defenses or rights of set off or counterclaim of Tenant or Guarantor; (c) Landlord’s waiver of the performance or observance by Tenant, Guarantor or any other party of any covenant or condition contained in the Lease or this Guaranty; (d) any extension, in whole or in part, of the time for payment by Tenant or Guarantor of any sums owing or payable under the Lease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Lease or this Guaranty, or the renewal of the Lease or this Guaranty; (e) any full or partial assignment of the Lease or subletting of the Premises; (f) any modification or amendment (whether material or otherwise) of any of the obligations of Tenant or Guarantor under the Lease or this Guaranty, except to the extent of such modified obligations; (g) the doing or the omission of any act referred to in the Lease or this Guaranty (including the giving of any consent referred to in the Lease or this Guaranty); (h) Landlord’s failure or delay to exercise any right or remedy available to Landlord or any action on the part of Landlord granting indulgence or extension in any form whatsoever; (i) the voluntary or involuntary liquidation, dissolution, sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, trusteeship, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Tenant or Guarantor or any of Tenant’s or Guarantor’s assets (a “Bankruptcy”); or (j) the release of Tenant or Guarantor from the performance or observance of any covenant or condition contained in the Lease or this Guaranty by operation of law, except to the extent agreed in writing executed by Landlord and Tenant.

Guarantor shall notify Landlord in writing whenever Guarantor shall make any payment to Landlord on account of the liability of Guarantor under this Guaranty. No such payment by Guarantor pursuant to any provision of this Guaranty shall entitle Guarantor, by subrogation, indemnification or otherwise, to the rights of Landlord or to any payment by Tenant. Guarantor shall be deemed not to be a “creditor” (as defined in Section 101 of the Bankruptcy Code (as defined in the Lease)) of Tenant by reason of the existence of this Guaranty in the event that Tenant becomes a debtor in any proceeding under the Bankruptcy Code. Should Landlord repay to Tenant or Guarantor, or be obligated by applicable law to repay to Tenant or Guarantor, any amounts previously paid, then this Guaranty shall be reinstated in the amount Landlord repays or is so obligated to repay.

Guarantor waives presentment, notice of dishonor, protest and notice of non-payment, non-performance or non-observance, notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant.

This Guaranty shall be governed by the laws of the jurisdiction in which the Premises is located (without regard to the application of choice of law principles), may not be modified or amended except by a written agreement duly executed by the parties, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Any references in this Guaranty to “Tenant” shall include the named Tenant and its trustee in bankruptcy, receiver, conservator, and other successors and assigns.

Guarantor’s liability under this Guaranty is direct and primary, and not secondary, and shall be joint and several with that of Tenant. Notwithstanding anything in the Lease or this Guaranty to the contrary, Landlord shall have the right to apply or not apply any security deposit or other credit in favor of Tenant as Landlord shall determine in its sole and absolute discretion, and Guarantor’s liability under this Guaranty shall not be affected in any manner thereby. Landlord may proceed against Guarantor under this Guaranty without initiating or exhausting any remedy against Tenant (including the application of any security deposit or other credit in favor of Tenant), and may proceed against Tenant and Guarantor separately or concurrently. All remedies afforded to Landlord by reason of this Guaranty are separate and cumulative. Guarantor waives any right it may have to require Landlord to institute or prosecute an action against Tenant or any other person before proceeding against Guarantor. If more than one natural person and/or entity shall constitute Guarantor, then the liability of each such person or entity shall be joint and several. If Guarantor is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

Any notice which Landlord may elect to send shall be binding upon Guarantor if mailed to Guarantor’s address set forth above, as the same may be modified by Guarantor as provide below, by United States certified or registered mail, return receipt requested, or by Federal Express or other overnight courier.

GUARANTOR WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT IN THE JURISDICTION IN WHICH THE PREMISES ARE LOCATED AND WAIVES ANY RIGHT UNDER THE DOCTRINE OF FORUM NON CONVENIENS.

Guarantor hereby consents to the exercise of personal jurisdiction over Guarantor by any federal or local court in the jurisdiction in which the Premises is located. Service shall be effected by any means permitted by the court in which any action is filed, or, at Landlord’s option, by mailing process, postage prepaid, by certified mail, return receipt requested to Guarantor at Guarantor’s address set forth on the first page of this Guaranty. Service shall be deemed effective upon receipt. Guarantor shall designate a change of address or agent by written notice given by certified mail, return receipt requested, at least ten (10) days before such change is to become effective.

Guarantor represents and warrants that Landlord’s execution of the Lease is a material and direct economic benefit to Guarantor and constitutes good, valuable and sufficient consideration for Guarantor’s execution of this Guaranty, notwithstanding any future rejection or other termination of all or any part of the Lease. Guarantor warrants and represents that each individual signing this Guaranty on its behalf is duly authorized to execute and deliver this Guaranty, and that, if Guarantor is a corporation, Guarantor is a duly organized corporation in good standing under the laws of the state of its incorporation, is qualified to do business and is in good standing in the jurisdiction in which the Premises is located, and has the power and authority to enter into this Guaranty, and that all corporate action requisite to authorize Guarantor to enter into this Guaranty has been duly taken.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

GUARANTOR: QUANTUMSCAPE CORPORATION, a Delaware corporation By: /s/ Kevin Hettrich Name: Kevin Hettrich Title: CFO

Exhibit 10.2

GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this “Guaranty”) is made as of June 22, 2021, by QUANTUMSCAPE CORPORATION, a Delaware corporation (“Guarantor”), having an address at 1730 Technology Drive, San Jose, California 95110, to SI 55 LLC,a California limited liability company (“Landlord”).

WHEREAS, Landlord has agreed to enter into that certain Second Amendment to Lease dated as of June 22, 2021 (the “Second Amendment”) with QuantumScape Battery, Inc., a Delaware corporation (“Tenant”) in order to consent the Tenant Ownership Change (as defined in the Second Amendment) and to extend the term of that certain Lease dated as of May 31, 2013 (the “Original Lease”), as amended by that Amendment of Lease dated as of May 19, 2014 (the “First Amendment” and together with the Original Lease and the Second Amendment, the “Lease”) for the premises comprised of approximately 87,125 rentable square feet commonly known as 1730 Technology Drive, San Jose, California as more particularly described as the “Premises” in the Lease; and

WHEREAS, Guarantor is the sole shareholder of Tenant and materially benefited by the Lease, as amended by the Second Amendment, and the undertaking by Guarantor to execute and deliver this Guaranty is a material inducement to Landlord to enter into the Second Amendment and consent to the Tenant Ownership Change.

NOW, THEREFORE, Guarantor agrees with Landlord as follows:

Guarantor guarantees that all sums stated in the Lease to be payable by Tenant shall be promptly paid in full when due in accordance with the Lease and that Tenant shall perform and observe all of its obligations under the Lease. If any such sum or obligation is not timely paid, performed or observed for any reason whatsoever, then Guarantor shall, promptly after notice thereof and prior to the expiration of any applicable grace period granted to Tenant under the Lease, pay or perform the same in full regardless of (a) any defense or right of offset or counterclaim which Tenant or Guarantor may have or assert against Landlord, (b) whether Landlord shall have taken any steps to enforce any rights against Tenant or any other person, or (c) termination of the Lease as a result of Tenant’s default or a Bankruptcy (as defined below). Guarantor shall also pay all expenses of collecting any such sum or of otherwise enforcing this Guaranty, including reasonable attorneys’ fees. This Guaranty is a guaranty of full performance and payment and not merely collection.

This Guaranty is a continuing guaranty (and not a periodic guaranty or a guaranty from month to month) and the obligations of Guarantor hereunder are absolute, irrevocable and unconditional. Without limiting the generality of the foregoing, Guarantor’s obligations and covenants under this Guaranty shall in no way be affected or impaired by reason of the happening from time to time of any of the following, whether or not Guarantor has been notified thereof or consented thereto: (a) any invalidity, illegality or unenforceability of the Lease, or any termination of the Lease for any reason due to a Tenant default or a Bankruptcy; (b) any defenses or rights of set off or counterclaim of Tenant or Guarantor; (c) Landlord’s waiver of the performance or observance by Tenant, Guarantor or any other party of any covenant or condition contained in the Lease or this Guaranty; (d) any extension, in whole or in part, of the time for payment by Tenant

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or Guarantor of any sums owing or payable under the Lease or this Guaranty, or of any other sums or obligations under or arising out of or on account of the Lease or this Guaranty, or the renewal of the Lease or this Guaranty; (e) any full or partial assignment of the Lease or subletting of the Premises; (f) any modification or amendment (whether material or otherwise) of any of the obligations of Tenant or Guarantor under the Lease or this Guaranty, except to the extent of such modified obligations; (g) the doing or the omission of any act referred to in the Lease or this Guaranty (including the giving of any consent referred to in the Lease or this Guaranty); (h) Landlord’s failure or delay to exercise any right or remedy available to Landlord or any action on the part of Landlord granting indulgence or extension in any form whatsoever; (i) the voluntary or involuntary liquidation, dissolution, sale of any or all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, trusteeship, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, Tenant or Guarantor or any of Tenant’s or Guarantor’s assets (a “Bankruptcy”); or (j) the release of Tenant or Guarantor from the performance or observance of any covenant or condition contained in the Lease or this Guaranty by operation of law, except to the extent agreed in writing executed by Landlord and Tenant.

Guarantor shall notify Landlord in writing whenever Guarantor shall make any payment to Landlord on account of the liability of Guarantor under this Guaranty. No such payment by Guarantor pursuant to any provision of this Guaranty shall entitle Guarantor, by subrogation, indemnification or otherwise, to the rights of Landlord or to any payment by Tenant. Guarantor shall be deemed not to be a “creditor” (as defined in Section 101 of the Bankruptcy Code (as defined in the Lease)) of Tenant by reason of the existence of this Guaranty in the event that Tenant becomes a debtor in any proceeding under the Bankruptcy Code. Should Landlord repay to Tenant or Guarantor, or be obligated by applicable law to repay to Tenant or Guarantor, any amounts previously paid, then this Guaranty shall be reinstated in the amount Landlord repays or is so obligated to repay.

Guarantor waives presentment, notice of dishonor, protest and notice of non-payment, non-performance or non-observance, notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted or incurred by Tenant.

This Guaranty shall be governed by the laws of the jurisdiction in which the Premises is located (without regard to the application of choice of law principles), may not be modified or amended except by a written agreement duly executed by the parties, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Any references in this Guaranty to “Tenant” shall include the named Tenant and its trustee in bankruptcy, receiver, conservator, and other successors and assigns.

Guarantor’s liability under this Guaranty is direct and primary, and not secondary, and shall be joint and several with that of Tenant. Notwithstanding anything in the Lease or this Guaranty to the contrary, Landlord shall have the right to apply or not apply any security deposit or other credit in favor of Tenant as Landlord shall determine in its sole and absolute discretion, and Guarantor’s liability under this Guaranty shall not be affected in any manner thereby. Landlord may proceed against Guarantor under this Guaranty without initiating or exhausting any remedy against Tenant (including the application of any security deposit or other credit in favor of Tenant), and may proceed against Tenant and Guarantor separately or concurrently. All remedies afforded

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to Landlord by reason of this Guaranty are separate and cumulative. Guarantor waives any right it may have to require Landlord to institute or prosecute an action against Tenant or any other person before proceeding against Guarantor. If more than one natural person and/or entity shall constitute Guarantor, then the liability of each such person or entity shall be joint and several. If Guarantor is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

Any notice which Landlord may elect to send shall be binding upon Guarantor if mailed to Guarantor’s address set forth above, as the same may be modified by Guarantor as provide below, by United States certified or registered mail, return receipt requested, or by Federal Express or other overnight courier.

GUARANTOR WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT IN THE JURISDICTION IN WHICH THE PREMISES ARE LOCATED AND WAIVES ANY RIGHT UNDER THE DOCTRINE OF FORUM NON CONVENIENS.

Guarantor hereby consents to the exercise of personal jurisdiction over Guarantor by any federal or local court in the jurisdiction in which the Premises is located. Service shall be effected by any means permitted by the court in which any action is filed, or, at Landlord’s option, by mailing process, postage prepaid, by certified mail, return receipt requested to Guarantor at Guarantor’s address set forth on the first page of this Guaranty. Service shall be deemed effective upon receipt. Guarantor shall designate a change of address or agent by written notice given by certified mail, return receipt requested, at least ten (10) days before such change is to become effective.

Guarantor represents and warrants that Landlord’s execution of the Lease is a material and direct economic benefit to Guarantor and constitutes good, valuable and sufficient consideration for Guarantor’s execution of this Guaranty, notwithstanding any future rejection or other termination of all or any part of the Lease. Guarantor warrants and represents that each individual signing this Guaranty on its behalf is duly authorized to execute and deliver this Guaranty, and that, if Guarantor is a corporation, Guarantor is a duly organized corporation in good standing under the laws of the state of its incorporation, is qualified to do business and is in good standing in the jurisdiction in which the Premises is located, and has the power and authority to enter into this Guaranty, and that all corporate action requisite to authorize Guarantor to enter into this Guaranty has been duly taken.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

GUARANTOR:

QUANTUMSCAPE CORPORATION,
a Delaware corporation

By: /s/ Kevin Hettrich

Name: Kevin Hettrich

Title: CFO

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